EXHIBIT 99.1

Centroamerica TV Launches in 10 Cox
Communications Cable Systems, including San
Diego, Arizona and Las Vegas

MIAMI, FL—March 9, 2015—Centroamerica TV, the official channel of the Central American community in the U.S., recently launched on Cox Communications cable systems in San Diego, Arizona, Las Vegas, Omaha, Orange County, Kansas, Northwest Arkansas, the Central Coast, and Sun Valley, significantly expanding CentroamericaTV’s distribution throughout the national Cox Communications footprint. The channel, which was previously available on the MSO’s Connecticut, Rhode Island and Northern Virginia systems, will be rolled out in additional Cox markets later this year. Centroamerica TV can be seen on “Advanced TV El Mix” and “Latino Pak.”

Centroamerica TV is the leading U.S. network targeting Central Americans, featuring top-quality programming from the best content providers in the region. The network features the most popular news, entertainment and soccer programming from El Salvador, Guatemala, Honduras, Nicaragua, Costa Rica, and Panama, as well as exclusive first division soccer and World Cup qualifying games.

“We’re happy to partner with Cox to make Centroamerica TV available in many of the largest Central American markets in the U.S.,” said Alan J. Sokol, president of Hemisphere Media Group, parent company of Centroamerica TV. “Central Americans are the third largest and fastest-growing Hispanic community in the U.S., and our relationships with the top content providers from the region uniquely position us to provide our audience with the best programming and sports from their home countries.”

Centroamerica TV has more than 3.7 million U.S. subscribers and is distributed by the largest cable, satellite and telco providers in the country. Centroamerica TV is a subsidiary of Hemisphere Media Group, Inc., the only publicly traded, pure-play U.S. Hispanic TV/cable networks and content platform

Package and channel numbers vary by market. More information on Centroamerica TV can be found at www.centroamericatv.tv.

About CentroamericaTV: Centroamérica TV is the leading U.S. network with programming dedicated to Central Americans, featuring top-rated programming from El Salvador, Guatemala, Honduras, Nicaragua, Costa Rica and Panamá. The channel offers a variety of programming, including live news, talk shows, music, culture, as well as exclusive first division soccer and World Cup qualifying games. Centroamérica TV has more than 3.7 million U.S. subscribers and is distributed by the largest cable, satellite and telco providers in the country. Centroamerica TV is a subsidiary of Hemisphere Media Group, Inc., the only publicly traded, pure-play U.S. Hispanic TV/cable networks and content platform.

Contact: Katie Melenbrink / 646.705.2874 / kmelenbrink@hemispheretv.com

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